Exhibit 10.3

FIRST AMENDMENT TO

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT (the “First Amendment”) is entered into effective as of December 9, 2025 (the “First Amendment Effective Date”), by and between OLD DOMINION UNIVERSITY, as successor in interest to EASTERN VIRGINIA MEDICAL SCHOOL (“EVMS”) at P.O. Box 1980, Norfolk, Virginia 23501-1980, and VERALOX THERAPEUTICS, INC. (“Licensee”) located at 4539 Metropolitan Court, Frederick, Maryland 21704.

WHEREAS, EVMS and Licensee are parties to that certain Amended and Restated Exclusive License Agreement dated as of May 1, 2020 (the “Original Agreement” and, together with this First Amendment, the “Agreement”);

WHEREAS, Licensee and Cadrenal Therapeutics, Inc., a Delaware corporation (“Cadrenal”), are entering into an Asset Purchase Agreement pursuant to which, among other things, Licensee will sell, assign, transfer, convey and deliver to Cadrenal, and Cadrenal will purchase and acquire from Licensee, all or substantially all of the assets of Licensee, including the Original Agreement as amended by this First Amendment (such transaction, the “Proposed Transaction”);

WHEREAS, consistent with Section 9.2 of the Original Agreement, Cadrenal has agreed in writing to be bound by the terms of the Original Agreement, subject to the amendment of certain terms in the Original Agreement, as set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Original Agreement.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EVMS and Licensee agree as follows:

1. Licensed Product. Section 1.7 of the Agreement is deleted in its entirety and replaced with the following:

“1.7 Licensed Product. The term “Licensed Product” shall mean any process or method, material, composition, drug or other product, the manufacture, use or sale of which by Licensee or any Affiliate of Licensee or Sublicensee would constitute, but for the license granted to Licensee herein, an infringement of any Valid Claim of any of the EVMS Patent Rights. (Infringement includes direct, contributory, or inducement to infringe).”

2. Licensed Service. Section 1.8 of the Agreement is deleted in its entirety and replaced with the following:

“1.8 Licensed Service. The term “Licensed Service” shall mean the performance on behalf of a third party by Licensee or any Affiliate of Licensee or Sublicensee of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Licensee herein, an infringement of a Valid Claim of EVMS Patent Rights. (Infringement includes direct, contributory or inducement to infringe).”

3. Milestone Payment Deadlines. EVMS acknowledges and agrees that, as of the First Amendment Effective Date, each of the Phase 1 First Dose, Phase 2 First Dose and Phase 3 First Dose milestones set forth in Section 2.2.3 of the Agreement have been timely satisfied by the Licensee, and the parties agree that Section 2.2.3 of the Agreement is deleted in its entirety and replaced with the following:

“2.2.3 Milestone Payment Deadlines. In the event that Licensee has not achieved a milestone set forth in Section 2.2.2 prior to the date set forth below, such milestone shall automatically become payable on the beginning date of each quarter as set forth below for such milestone.

Milestone	Payment (from Section 2.2.2)	Due Date
Phase 1 First Dose	$25,000.00	PAID
Phase 2 First Dose	$50,000.00	PAID
Phase 3 First Dose	$75,000.00	PAID
Regulatory Approval – JP or EUR	$100,000.00	2031
Regulatory Approval – US	$200,000.00	2032

4. Minimum Annual Royalty. Section 2.3.2 of the Agreement is deleted in its entirety and replaced with the following:

“2.3.2 Minimum Annual Royalty. Regardless of the commercialization status of any Licensed Product or Licensed Service, in order to maintain the license granted hereunder in force, Licensee shall pay to EVMS each year a minimum annual royalty within thirty (30) days of each anniversary of the Effective Date of this Agreement, beginning with the fifth (5th) anniversary (running royalties accrued and paid to EVMS during the one year period preceding an anniversary of the Effective Date shall be credited against the minimum annual royalties due on that anniversary date). Any percentage royalties earned and paid to EVMS pursuant to Section 2.3.1 for any one (1) year period shall be credited against the minimum royalty payable for such period, and the payment of any shortfall between actual royalties paid and the minimum annual royalty applicable to such one (1) year period shall be payable to EVMS within ninety (90) days after the last day of such one (1) year period.

Anniversary of the Effective Date	Minimum Annual Royalty owed
5	PAID
6	WAIVED
7	WAIVED
8	WAIVED
9	$10,000
10	$20,000
11	$30,000
12	$40,000
13+	$50,000

5. Change in Control Payments. The parties acknowledge and agree that the Proposed Transaction constitutes a Change in Control and, subject to Licensee’s payment of the amounts owed to EVMS under Section 2.9 of the Agreement (which payment shall be based upon the cash payment received by Licensee from Cadrenal at the closing of the Proposed Transaction), Section 2.9 of the Agreement is deleted in its entirety as of the First Amendment Effective Date and no further amounts shall become payable by Licensee or Cadrenal under Section 2.9 of the Agreement.

6. Assignment Fee. A new Section 2.16 is hereby added to the Agreement, which will read as follows:

“2.16 Assignment Fee. In the event of Licensee’s assignment of this Agreement in connection with a Change in Control undertaken after the closing of the Proposed Transaction, within ten (10) days after the closing of such Change in Control, Licensee shall pay to EVMS a one-time payment of twenty thousand dollars ($20,000).”

7. Patent Costs. Section 3.3 of the Agreement is deleted in its entirety and replaced with the following:

“3.3 Patent Costs. Licensee acknowledges and agrees that EVMS does not have independent funding to cover patent costs, and that the license granted hereunder is in part in consideration for Licensee’s assumption of patent costs and expenses associated with the preparation, filing, maintenance and prosecution of the EVMS Patent Rights after February 28, 2018 (“Past Patent Costs”). Commencing in the calendar quarter ending March 31, 2026, Licensee shall pay EVMS ten thousand dollars ($10,000) per calendar quarter until all Past Patent Costs have been paid. In the event that Licensee elects to discontinue filing, prosecution and/or maintenance of any patent application and/or patent within EVMS Patent Rights, any such patent application or patent shall be excluded from the definition of EVMS Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to EVMS and may be freely licensed by EVMS. Licensee shall give EVMS at least sixty (60) days prior written notice of such election. No such notice shall have any effect on Licensee’s obligations to pay expenses incurred up to the effective date of such election.”

8. Past Patent Cost Balance. The parties acknowledge and agree that, as of the First Amendment Effective Date, EVMS is owed Past Patent Costs, as defined in Section 3.3, in the amount of ninety-eight thousand, one hundred and sixty-nine dollars and seventy-four cents ($98,169.74), which amount will be paid by Licensee in accordance with Section 3.3.

9. Commercial Development Obligation. EVMS acknowledges and agrees that, as of the First Amendment Effective Date, all of the milestone events set forth in Section 4.1 of the Agreement have been timely satisfied by the Licensee, and the parties further agree that the last two sentences of Section 4.1 of the Agreement concerning the Funding Condition are deleted in their entirety.

10. Confidentiality and Publication. Section 7.3 of the Agreement is deleted in its entirety and replaced with the following:

“7.3 Publicity. Except as otherwise provided herein or required by law, regulation, rule or legal process (including the rules of the U.S. Securities and Exchange Commission and any stock exchange) no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with Section 7.2 of this Agreement shall not be construed as publicity governed by this Section 7.3. In addition, publication, news releases or other public announcements that contain a disclosure that is the same as a previously approved disclosure is deemed approved and shall not require a new approval”

11. Counterparts. This First Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12. Entire Agreement. The Original Agreement, as amended by this First Amendment, constitutes the entire understanding between the parties relating to the subject matter hereof and is hereby ratified and confirmed by the parties. Except as expressly amended by this First Amendment, the Original Agreement shall remain unchanged and shall be in full force and effect.

Remainder of page intentionally left blank; signature page follows.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment as of the First Amendment Effective Date set forth above.

OLD DOMINION UNIVERISTY

By:	/s/ Kenneth J. Fridley
Name:	Kenneth J. Fridley
Title:	Vice President for Research and Economic Development

VERALOX THERAPEUTICS, INC.

By:	/s/ Matthew Boxer
Name:	Matthew Boxer
Title:	Chief Operating Officer

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